Exhibit 10

January 22, 2015

J. Kent Wells
Chief Executive Officer
Fidelity Exploration and Production Company
1801 California Street
Suite 2500
Denver, CO 80202

Dear Kent,

In connection with your decision to resign from your positions with the Company, this letter outlines our agreement for you to remain with the Company through February 28, 2015.

Your responsibilities:    Given our decision to postpone the marketing of Fidelity Exploration & Production Company until the pricing environment is more favorable, it is important that we modify our near-term operating plan and our long-term strategic plan, such that we maximize the value when we re-initiate our marketing of Fidelity. This will include developing flexible exploration, drilling, and CAPEX alternatives, given the changes in the pricing environment, and focusing the organization on the execution of the strategic and operating plans. To that end, you agree to work on these efforts in conjunction with Pat O’Bryan.

Our responsibilities:    Assuming you meet your responsibilities and remain with us through February 28, 2015, the Compensation Committee and the Board of Directors have approved, in addition to your base salary of $50,000 per month, a one-time payment to you in the amount of $325,000.00. This payment will be subject to payroll withholding taxes, and payment will be made to you no later than March 6, 2015.

I appreciate your consideration in staying through February to help Pat best position Fidelity to achieve maximum value upon future sale.

Sincerely,
/s/
David L. Goodin
President and CEO

Agreed:	/s/ J. Kent Wells	Dated:	January 22, 2015
J. Kent Wells